Exhibit 99.1
AGREEMENT AND PLAN OF MERGER
THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of September 30, 2018, is entered into by and among MPLX Holdings Inc., a Delaware corporation (the “Merging Company”), and MPC Investment LLC, a Delaware limited liability company (the “Surviving Company”). The Merging Company and the Surviving Company are sometimes individually referred to herein as a “Party” and collectively as the “Parties.”
WHEREAS, the Parties desire to effect a merger of the Merging Company with and into the Surviving Company with the Surviving Company continuing as the surviving limited liability company in the merger (the “Merger”), all in accordance with the terms set forth herein; and
WHEREAS, pursuant to Section 264 of the Delaware General Corporation Law (the “DGCL”) and Section 18-209 of the Delaware Limited Liability Company Act (the “DLLC Act”), the Board of Managers of the Surviving Company has approved and declared advisable this Agreement and the transactions contemplated hereby, including the Merger.
NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties hereto agree as follows:
ARTICLE I - THE MERGER
1.1    Merger; Surviving Company.  At the Effective Time (as defined below), the Merging Company will be merged with and into the Surviving Company in accordance with Section 264 of the DGCL, whereupon the separate corporate existence of the Merging Company shall cease, and the Surviving Company shall continue as the surviving limited liability company in the Merger. As the surviving limited liability company, the Surviving Company will continue to exist and be governed by the laws of the State of Delaware.
1.2    Effective Time.  The Parties shall cause the Merger to be consummated by filing a Certificate of Merger, in accordance with Section 103 of the DGCL (the “Certificate of Merger”) with the Secretary of State of the State of Delaware as required by Section 264 of the DGCL and Section 18-209 of the DLLC Act. The Merger will become effective on September 30, 2018 at 11:59 p.m. (the “Effective Time”).
1.3    Effect of the Merger.  The Merger shall have the effect as set forth in the DGCL and the DLLC Act. Without limiting the generality of the foregoing and subject thereto, at the Effective Time, by virtue of the Merger and without any further action on the part of any Party:
(a)    the name of the Surviving Company shall remain unchanged;
(b)    the Certificate of Formation of the Surviving Company in effect as of the Effective Time will be the Certificate of Formation of the surviving limited liability company following the Merger;
(c)    the LLC Agreement of the Surviving Company in effect as of the Effective Time will be the LLC Agreement of the surviving limited liability company following the Merger;
(d)    the managers and officers of the Surviving Company as of the Effective Time will be the managers and officers of the surviving limited liability company following the Merger;

(e)    all the property, rights, privileges, immunities, powers and franchises of the Merging Company will vest in the Surviving Company, and all debts, liabilities, obligations and duties of the Merging Company will become the debts, liabilities, obligations and duties of the Surviving Company; and
(f)    the outstanding stock of the Merging Company shall be cancelled for no consideration.
1.4    Further Action. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Company with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Merging Company, the officers of the Merging Company immediately prior to the Effective Time are and will remain fully authorized in the name of the Merging Company to take, and shall take, all such necessary or desirable action.
ARTICLE II - MISCELLANEOUS
2.1    Abandonment or Amendment. At any time prior to the Effective Date, the Parties may abandon the proposed Merger or may amend this Agreement pursuant to a writing signed by the Parties. If the Certificate of Merger has been filed with the Secretary of State of the State of Delaware, the Parties may file any document required by the Secretary of State reflecting or effecting abandonment of the Merger or amendment of this Agreement.
2.2    Binding Effect; No Third‑Party Beneficiary.  This Agreement shall be binding upon and shall inure to the benefit of the Parties hereto, and, nothing express or implied in this Agreement is intended or shall be construed to confer upon or give any other person any right, benefit, or remedy under or by reason of this Agreement.
2.3    Counterparts.  This Agreement may be executed in multiple counterparts (including by facsimile and or electronic transmission), each of which when so executed and delivered shall be an original, and all of which when taken together shall constitute one and the same instrument.
2.4    Entire Agreement.  This Agreement constitutes the entire agreement of the Parties hereto in respect of the subject matter hereof and supersedes any and all prior agreements or understandings among the Parties hereto in respect of such subject matter.
2.5    Governing Law.  This Agreement shall be enforced, governed, and construed in all respects in accordance with the laws of the State of Delaware without regard to the internal conflict of laws principles thereof.
2.6    Headings.  The article and section headings of this Agreement are for convenience of reference only and shall not be deemed to alter or affect the meaning or interpretation of any provision hereof.
2.7    Severability.  If any provision of this Agreement or the application thereof in any circumstance, is held invalid, illegal, or unenforceable by a court of competent jurisdiction, the validity, legality, and enforceability of any such provision in every other respect and of the remaining provisions of this Agreement shall not be affected or impaired thereby.
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IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their respective officers duly authorized as of the day and year first above written.

MPLX HOLDINGS INC.

By:	/s/ Timothy T. Griffith
Name:	Timothy T. Griffith
Title:	Vice President

MPC INVESTMENT LLC

By:	/s/ Donald C. Templin
Name:	Donald C. Templin
Title:	President